Exhibit 10.1
$75,000,000.00 REVOLVING CREDIT FACILITY
CREDIT AGREEMENT
by and among
GSI COMMERCE SOLUTIONS, INC.
and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION, As Administrative Agent
BANK OF AMERICA, N.A., As Syndication Agent
Dated as of January 11, 2008

TABLE OF CONTENTS

			Page

1.	CERTAIN DEFINITIONS		1
	1.1	Certain Definitions	1
	1.2	Construction	19
	1.3	Accounting Principles	19

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES		19
	2.1	Revolving Credit Commitments	19
	2.2	Nature of the Lenders’ Obligations with Respect to Revolving Credit Loans	22
	2.3	Commitment Fees	22
	2.4	Revolving Credit Loan Requests; Swing Loan Requests	22
	2.5	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	23
	2.6	Notes	25
	2.7	Use of Proceeds	25
	2.8	Letter of Credit Subfacility	25

3.	INTEREST RATES		31
	3.1	Interest Rate Options	31
	3.2	Interest Periods	32
	3.3	Interest After Default	32
	3.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available	33
	3.5	Selection of Interest Rate Options	34

4.	PAYMENTS		34
	4.1	Payments	34
	4.2	Pro Rata Treatment of Lenders	35
	4.3	Sharing of Payments by Lenders	35
	4.4	Presumptions by Administrative Agent	36
	4.5	Interest Payment Dates	36
	4.6	Voluntary Prepayments; Reduction of Revolving Credit Commitments	36
	4.7	Mandatory Prepayments	38
	4.8	Increased Costs	39
	4.9	Taxes	41
	4.10	Indemnity	42
	4.11	Settlement Date Procedures	43
	4.12	Interbank Market Presumption	43

5.	REPRESENTATIONS AND WARRANTIES		44
	5.1	Representations and Warranties	44
	5.2	Updates to Schedules	47

i

ii

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 5.1(a)	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 5.1(b)	-	SUBSIDIARIES
SCHEDULE 5.1(e)	-	MATERIAL LITIGATION
SCHEDULE 5.1(n)	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 6.1(a)	-	OPINION OF COUNSEL
SCHEDULE 7.1(c)	-	INSURANCE REQUIREMENTS RELATING TO COLLATERAL
SCHEDULE 7.2(a)	-	PERMITTED INDEBTEDNESS
SCHEDULE 7.2(d)	-	EXISTING INVESTMENTS
SCHEDULE 8.1(j)		EXISTING 5% SHAREHOLDERS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 2.1	-	LENDER JOINDER
EXHIBIT 2.4	-	LOAN REQUEST
EXHIBIT 2.4(b)	-	SWING LOAN REQUEST
EXHIBIT 7.3(c)	-	QUARTERLY COMPLIANCE CERTIFICATE

iii

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of January 11, 2008, and is made by and among GSI COMMERCE SOLUTIONS, INC., a Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent for the Lenders under this Agreement.
The Borrower has requested that the Lenders provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $75,000,000.00. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
1. CERTAIN DEFINITIONS
1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
Accretive means GSI Commerce South, Inc., formerly known as Accretive Commerce, Inc., and its Subsidiaries.
Accretive EBITDA means without duplication (a) $3,200,000.00 for calculations of Consolidated Adjusted EBITDA based on financial statements for periods ending prior to the fourth fiscal quarter of fiscal year 2007, (b) $1,200,000.00 for calculations of Consolidated Adjusted EBITDA based on financial statements for periods ending on the last day of fiscal year 2007, (c) $600,000.00 for calculations of Consolidated Adjusted EBITDA based on financial statements for periods ending on the last day of the first fiscal quarter of fiscal year 2008, and (d) zero thereafter.
Administrative Agent means PNC Bank, National Association, and its successors and assigns, in its capacity as agent for the Lenders.
Administrative Agent’s Fee has the meaning specified in Section 9.8 [Administrative Agent’s Fee].
Administrative Agent’s Letter has the meaning specified in Section 9.8 [Administrative Agent’s Fee].
Affiliate means as to any Person, any other Person (a) which directly or indirectly controls, is controlled by, or is under common control with such Person, (b) which beneficially owns or holds 15% or more of any class of the voting or other equity interests of such Person, or (c) 15% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.
Agreement has the meaning given to such term in the introductory paragraph.

Anti-Terrorism Laws means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
Applicable Commitment Fee Rate means the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”
Applicable Letter of Credit Fee Rate means the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “LIBOR Rate Spread.”
Applicable Margin means as applicable:
(a) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option and Swing Loans based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Base Rate Spread”, or
(b) the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “LIBOR Rate Spread”.
Approved Fund means any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Assignment and Assumption means an assignment and assumption entered into by a Lender and an assignee permitted under Section 10.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
Authorized Officer means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
Base Rate means the greater of (a) the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Administrative Agent, or (b) the Federal Funds Open Rate, plus 0.5% per annum.

Base Rate Option means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 3.1(a)(i) [Revolving Credit Base Rate Option].
Borrower has the meaning given to such term in the introductory paragraph.
Borrower Equity Interests has the meaning given to such term in Section 5.1(b) [Subsidiaries and Owners; Investment Companies].
Borrowing Date means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at the same or to a different Interest Rate Option, which shall be a Business Day.
Borrowing Tranche means specified portions of Loans outstanding as follows: (a) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (b) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
Business Day means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.
Cash Equivalents means, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (b) time deposits and certificates of deposit with maturities of not more than one year from the date of acquisition by such Person of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $200,000,000, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above (including each of the Blackrock money market funds currently utilized by the Borrower) and (e) demand deposit accounts maintained in the ordinary course of business.
Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body.

CIP Regulations has the meaning given to such term in Section 9.10 [No Reliance on Administrative Agent’s Customer Identification Program]
Closing Date means the Business Day on which the Borrower first satisfies all of the conditions set forth in Section 6.1 [First Loans and Letters of Credit] not otherwise waived by the Administrative Agent.
Code means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
Collateral means the collateral under the Collateral Documents.
Collateral Documents has the meaning given to such term in Section 5.1(k) [Liens in the Collateral].
Commitment means as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of the Administrative Agent, its Swing Loan Commitment, and Commitments means the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.
Commitment Fee has the meaning specified in Section 2.3 [Commitment Fees].
Compliance Certificate has the meaning specified in Section 7.3(c) [Certificate of the Borrower].
Complying Lender means any Lender which is not a Non-Complying Lender.
Consolidated Adjusted EBITDA means, for any period of determination, Consolidated EBITDA for such period plus (a) expenses incurred during such period (but in any case not later than December 31, 2008) in connection with the integration of Accretive to the extent that documentation for and other evidence of the incurrence and purpose of such expenses are reasonably satisfactory to the Administrative Agent, provided that such expenses for such period, when added to such expenses incurred in prior periods, do not exceed $8,000,000.00, plus (b) Accretive EBITDA, plus (c) with respect to any Guarantor (other than Accretive) acquired during such period, EBITDA of such Guarantor for such period prior to such acquisition, provided that (i) if the aggregate amount of EBITDA to be added under this clause (c) in any period equals or exceeds fifteen percent (15%) of Consolidated EBITDA for such period, then any such EBITDA to be added under this clause (c) shall have been audited or otherwise verified and validated by a Person unaffiliated with the Borrower acceptable to the Required Lenders in its reasonable discretion, (ii) if the aggregate amount of EBITDA to be added under this clause (c) in any period is less than fifteen percent (15%) of Consolidated EBITDA for such period, then such EBITDA to be added under this clause (c) shall be in amount, detail, historical presentation, analysis, and otherwise, satisfactory to the Required Lenders in their reasonable discretion; and (iii) any adjustments to any such EBITDA to be added under this clause (c) proposed by the Borrower shall be subject to approval of the Required Lenders plus (d) with respect to periods which include the fourth fiscal quarter of fiscal year 2007, losses attributable to the sale of securities in such quarter, not to exceed $5,100,000.00.

Consolidated EBITDA for any period of determination means (in each case, of the Loan Parties for such period determined and consolidated in accordance with GAAP) (a) the sum of net income, depreciation, amortization, non-cash stock option and warrant expense, other non-cash charges to net income reasonably acceptable to the Administrative Agent, interest expense and income tax expense minus (b) (i) non-cash credits to net income, and (ii) the amount, if any, included in clause (a) attributable in such period to Persons which have been divested during such period or which are the subject of written agreements providing for their divestiture, which amount, and method of calculating such amount, shall be reasonably satisfactory to the Administrative Agent.
Consolidated Net Worth means at any time the Loan Parties’ assets minus the Loan Parties’ liabilities, all determined on a consolidated basis in accordance with GAAP.
Dollar, Dollars, U.S. Dollars and the symbol $ means lawful money of the United States of America.
Domestic Subsidiary means a Subsidiary of a Loan Party organized under the laws of the United States or one of the states or territories thereof.
Drawing Date has the meaning specified in Section 2.8(c)(i) [Disbursements, Reimbursement].
EBITDA means, for any period for any Person, net income plus interest expense, depreciation, amortization, income tax expense and other non-cash charges to net income acceptable to the Administrative Agent, minus non-cash credits to net income, all for such period and for such Person, determined in accordance with GAAP.
Environmental Laws means all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; or the environment; (c) protection of the environment and/or natural resources; employee safety in the workplace; (d) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (e) the presence of contamination; (f) the protection of endangered or threatened species; and (g) the protection of environmentally sensitive areas.
Equity Interests has the meaning given to such term in Section 5.1(b) [Subsidiaries and Owners; Investment Companies].

ERISA means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
ERISA Affiliate means, at any time, any trade or business (whether or not incorporated) under common control with the Borrower and are treated as a single employer under Section 414 of the Code.
ERISA Event means (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
ERISA Group means, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
Event of Default means any of the events described in Section 8.1 [Events of Default] and referred to therein as an “Event of Default.”
Excluded Taxes means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.9(e) [Status of Lenders], except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.9(a) [Payment Free of Taxes].

Executive Order No. 13224 means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Expiration Date means January 11, 2013.
Federal Funds Effective Rate for any day means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
Federal Funds Open Rate for any day means the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition an “Alternate Source”) or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any amount to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.
Fixed Charge Coverage Ratio means the ratio of Consolidated EBITDA to Fixed Charges.
Fixed Charges means, for any period of determination, the sum of cash interest expense, cash income taxes, scheduled principal installments on Indebtedness and cash dividends, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.
Foreign Subsidiary means a Subsidiary of a Loan Party which is not a Domestic Subsidiary.
Foreign Lender means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

GAAP means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3[Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.
Guarantor means each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof.
Guarantor Joinder means a joinder by a Person as a Guarantor under the Loan Documents in the form of
Exhibit 1.1(G)(1).
Guaranty of any Person means any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
Guaranty Agreement means the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors.
Increasing Lender has the meaning assigned to that term in Section 2.1(b) [Increase in Revolving Credit Commitments].
Indebtedness means, as to any Person at any time and without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, and the net value of any obligation under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (d) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business other than trade payables which are either or both (i) represented by a promissory note or other evidence of indebtedness and/or (ii) are more than ninety (90) days past due and are not being diligently contested in good faith), or (e) any Guaranty of Indebtedness for borrowed money.
Indemnified Taxes means Taxes other than Excluded Taxes.
Indemnitee has the meaning specified in Section 10.3(b) [Indemnification by the Borrower].

Information means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.
Insolvency Proceeding means with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
Intercompany Subordination Agreement means a Subordination Agreement among the Loan Parties for the benefit of the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent.
Interest Period means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans, or (b) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (i) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
Interest Rate Hedge means an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
Interest Rate Option means any LIBOR Rate Option or Base Rate Option.
IRS means the Internal Revenue Service.
Issuing Lender means PNC Bank, in its individual capacity as the Lender which is the issuer of Letters of Credit hereunder.

Joint Venture means a corporation, partnership, limited liability company or other entities in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.
Law means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.
Lender Provided Interest Rate Hedge means an Interest Rate Hedge which is provided by any Lender or its Affiliate and with respect to which the Administrative Agent determines: (a) is documented in a standard International Swap Dealer Association Agreement, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.
Lenders means the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.
Letter of Credit has the meaning specified in Section 2.8(a) [Issuance of Letters of Credit].
Letter of Credit Borrowing has the meaning specified in Section 2.8(c)(iii) [Disbursements, Reimbursement].
Letter of Credit Fee has the meaning specified in Section 2.8(b) [Letter of Credit Fees].
Letter of Credit Obligation means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
Letter of Credit Sublimit has the meaning specified in Section 2.8(a) [Issuance of Letters of Credit].
Leverage Ratio means, as of the end of any date of determination, the ratio of (a) consolidated Indebtedness of the Loan Parties and their Subsidiaries on such date which is secured by a Lien on any of their property; to (b) Consolidated Adjusted EBITDA (i) for the four fiscal quarters then ending if such date is a fiscal quarter end, or (ii) for the four fiscal quarters most recently ended if such date is not a fiscal quarter end.

LIBOR Rate means with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on
LIBOR Rate =	Bloomberg Page BBAM1

1.00 - LIBOR Rate Reserve Percentage
The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
LIBOR Rate Option means the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms set forth in Section 3.1(a)(ii) [Revolving Credit LIBOR Rate Option].
LIBOR Rate Reserve Percentage means as of any day, the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
Lien means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents means this Agreement, the Administrative Agent’s Letter, the Guaranty Agreement, the Intercompany Subordination Agreement, if any, the Notes, the Patent, Trademark and Copyright Assignment, the Pledge Agreement, the Security Agreement, and any other instruments, certificates or documents delivered in connection herewith or therewith.
Loan Parties means the Borrower and the Guarantors.
Loan Request has the meaning specified in Section 2.4(a) [Revolving Credit Loan Requests].
Loans means collectively and Loan means separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.
Material Adverse Change means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, or results of operations of the Loan Parties taken as a whole, (c) impairs or could reasonably be expected to impair the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness, or (d) impairs or could reasonably be expected to impair the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
Month with respect to an Interest Period under the LIBOR Rate Option, means the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
Multiemployer Plan means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
New Lender has the meaning assigned to that term in Section 2.1(b)(i) [Increasing Lenders and New Lenders].
Non-Complying Lender means any Lender which has failed to fund any Loan which it is required to fund, or pay any other amount which it is required to pay to the Administrative Agent or any other Lender, within one day of the due date therefor.
Non-Consenting Lender has the meaning specified in Section 10.1 [Modification, Amendments or Waivers].

Notes means, collectively, the promissory notes evidencing the Revolving Credit Loans in the form of Exhibit 1.1(N)(1) and the Swing Loan Note.
Obligation means any obligation or liability of any of the Loan Parties or any of their Subsidiaries, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (b) any Lender Provided Interest Rate Hedge and (c) any Other Lender Provided Financial Service Product.
Official Body means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
Order has the meaning specified in Section 2.8(i) [Liability for Acts and Omissions].
Other Lender Provided Financial Service Product means agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) debit cards, (c) purchasing and commercial cards, (d) ACH Transactions, (e) cash management, including controlled disbursement, accounts or services, (f) foreign currency exchange, or (g) trade finance, including trade, commercial and documentary letters of credit.
Other Taxes means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
Parent means GSI Commerce, Inc., a Delaware corporation.
Participant has the meaning specified in Section 10.8(d) [Participations].
Participation Advance has the meaning specified in Section 2.8(c) [Disbursements, Reimbursement].
Patent, Trademark and Copyright Assignment means the Patent, Trademark and Copyright Security Agreement in form and substance acceptable to the Administrative Agent executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Lenders.

Payment Date means (a) the first Business Day of each fiscal quarter after the date hereof (being the first Business Day following the Saturday closest to the end of each calendar quarter), (b) the Expiration Date and (c) the date of any acceleration of the Loans.
Payment In Full means payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.
PBGC means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.
Permitted Investments means:
(a) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(b) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;
(c) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition; and
(d) money market or mutual funds whose investments are limited to those types of investments described in clauses (i)-(iii) above.
Permitted Liens means:
(a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
(b) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
(c) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(d) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(e) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(f) Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Lenders and their Affiliates securing the Obligations including Other Lender Provided Financial Services Obligations;
(g) Liens on personal property leased by any Loan Party or Subsidiary of a Loan Party under capital and operating leases permitted in Section 7.2(n) [Capital Expenditures and Leases] securing obligations of such Loan Party or Subsidiary to the lessor under such leases;
(h) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(i) Purchase Money Security Interests on personal property; provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $5,000,000.00 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)); and
(j) The following, (i) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (ii) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:
(A) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(B) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
(C) Liens resulting from final judgments or orders described in Section 8.1(f) [Final Judgments or Orders].

Permitted Repayment has the meaning given to such term in Section 2.5(d) [Repayment of Loans].
Person means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
Plan means at any time an employee pension benefit plan (including a multiple employer plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
Pledge Agreement means the Pledge Agreement in form and substance acceptable to the Administrative Agent executed and delivered by each of the Loan Parties and their Subsidiaries to the Administrative Agent for the benefit of the Lenders.
PNC Bank means PNC Bank, National Association, its successors and assigns, in its individual capacity as a Lender.
Potential Default means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
Principal Office means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
Prior Security Interest means a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Permitted Liens (other than Permitted Liens described in clauses (a), (c) or (j) of such definition to the extent such Permitted Liens are not given super priority by statute).
Purchase Money Security Interest means Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase (or for the refinancing thereof) of such tangible personal property (but for no other purpose).
Ratable Share means the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.
Reimbursement Obligation has the meaning specified in Section 2.8(c) [Disbursements, Reimbursement].

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
Relief Proceeding means any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
Required Lenders means:
(a) If there exists fewer than three (3) Lenders, all Lenders, and
(b) If there exist three (3) or more Lenders:
(i) if there are no Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Complying Lenders whose Revolving Credit Commitments aggregate at least 50.1% of the Revolving Credit Commitments of all of the Complying Lenders, or
(ii) if there are Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, any group of Complying Lenders if the sum of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings of such Lenders then outstanding aggregates at least 50.1% of the total principal amount of all of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings of all of the Complying Lenders then outstanding.
Required Share has the meaning assigned to such term in Section 4.11 [Settlement Date Procedures].
Revolving Credit Commitment means, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments means the aggregate Revolving Credit Commitments of all of the Lenders.
Revolving Credit Loans means collectively and Revolving Credit Loan means separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.8(c) [Disbursements, Reimbursement].
Revolving Facility Usage means at any time the sum of the outstanding Revolving Credit Loans and the Letter of Credit Obligations.

Security Agreement means the Security Agreement in form and substance reasonably acceptable to the Administrative Agent executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Lenders.
Settlement Date means any Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 2.5(e) [Borrowings to Repay Swing Loans].
Standard & Poor’s means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
Statements has the meaning specified in Section 5.1(f)(i) [Historical Statements].
Subsidiary of any Person at any time means any corporation, trust, partnership, limited liability company or other business entity of which 50% or more of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries.
Subsidiary Equity Interests has the meaning specified in Section 5.1(b) [Subsidiaries and Owners; Investment Companies].
Swing Loan Commitment means PNC Bank’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1(c) [Swing Loan Commitment] in an aggregate principal amount up to $15,000,000.00.
Swing Loan Note means the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
Swing Loan Request has the meaning given to such term in Section 2.4(b) [Swing Loan Request].
Swing Loans means collectively and Swing Loan means separately all Swing Loans or any Swing Loan made by the Administrative Agent to the Borrower pursuant to Section 2.1(c) [Swing Loan Commitment] hereof.
Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
USA Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (c) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (d) reference to any Person includes such Person’s successors and assigns; (e) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (f) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (h) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (i) unless otherwise specified, all references herein to times of day shall be references to Eastern Standard Time.
1.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 [Negative Covenants] have the meanings given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 5.1(f)(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 7.2 [Negative Covenants], then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.
2. REVOLVING CREDIT AND SWING LOAN FACILITIES
2.1 Revolving Credit Commitments.
(a) Revolving Credit Loans.
Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to such Loan (i) the aggregate amount of Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Letter of Credit Obligations, and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

(b) Increase in Revolving Credit Commitments.
(i) Increasing Lenders and New Lenders. The Borrower may, at any time prior to the fourth (4th) anniversary of the Closing Date, request that (A) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) by giving written request thereof to the Administrative Agent for distribution to the Lenders not less than fifteen (15) Business Days prior to the proposed effective date of such increase, or if there are insufficient Increasing Lenders to provide such requested increase, (B) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:
(1) No Obligation to Increase. No Lender shall be obligated to increase its Revolving Credit Commitment and any increase in its Revolving Credit Commitment shall be in the sole discretion of such Lender.
(2) Defaults. There shall exist no Events of Default or Potential Default on the effective date of such increase after giving effect to such increase.
(3) Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed $150,000,000.00.
(4) Minimum Revolving Credit Commitments. After giving effect to such increase, the amount of the Revolving Credit Commitments provided by each of the New Lenders and each of the Increasing Lenders with respect to such increase shall be at least $10,000,000.00 in the aggregate; and
(5) Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (a) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (b) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.
(6) Notes. The Borrower shall execute and deliver (a) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated), and (b) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment.

(7) Approval of New Lenders. Any New Lender shall be subject to the reasonable approval of the Administrative Agent and the Borrower.
(8) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrower and delivered to the Administrative Agent at least three (3) Business Days before the effective date of such increase.
(9) New Lenders—Joinder. Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.1 pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.
(ii) Treatment of Outstanding Loans and Letters of Credit.
(A) Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, the Borrower shall repay all Loans then outstanding, subject to the Borrower’s indemnity obligations under Section 4.10 [Indemnity]; provided that it may borrow new Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.1(b).
(B) Outstanding Letters of Credit. Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, each Increasing Lender and each New Lender (1) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (2) will acquire (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.
(c) Swing Loan Commitment.
Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make Swing Loans to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $15,000,000.00, provided that the aggregate principal amount of PNC Bank’s Swing Loans and the Revolving Credit Loans of all the Lenders at any one time outstanding shall not exceed the Revolving Credit Commitments of all the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow Swing Loans pursuant to this Section 2.1(c).

2.2 Nature of the Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4(a) [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. If at any time the aggregate of any Lender’s Revolving Credit Loans outstanding hereunder to the Borrower shall exceed its Revolving Credit Commitment minus its Ratable Share of the Letter of Credit Obligations, the Borrower shall immediately repay such excess without demand or prior notice. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
2.3 Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) times the average daily difference between the amount of (a) the Revolving Credit Commitments, and (b) the Revolving Facility Usage (and for purposes of this computation, Swing Loans shall be deemed to be borrowed amounts under PNC Bank’s Revolving Credit Commitment). All Commitment Fees shall be payable in arrears on each Payment Date.
2.4 Revolving Credit Loan Requests; Swing Loan Requests.
(a) Revolving Credit Loan Requests.
Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) one (1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may reasonably rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in integral multiples of $100,000.00 and not less than $1,000,000.00 for each Borrowing Tranche under the LIBOR Rate Option and not less than the lesser of $500,000.00 or the maximum amount available for Borrowing Tranches under the Base Rate Option. Each Loan Request shall be deemed a representation by the Borrower that it has satisfied all of the conditions for the Loan so requested set forth in this Agreement.

(b) Swing Loan Requests.
Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 10:00 o’clock a.m. Pittsburgh time on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4(b) hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that PNC Bank may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $200,000.00. Each Swing Loan Request shall be deemed a representation by the Borrower that it has satisfied all of the conditions for the Swing Loan so requested set forth in this Agreement.
2.5 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
(a) Making Revolving Credit Loans. Promptly after receipt by the Administrative Agent of a Loan Request pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], the Administrative Agent shall notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.5(b) [Presumptions by the Administrative Agent].
(b) Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Credit Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Credit Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5(a) [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Revolving Credit Loans under the Base Rate Option. If such Lender pays its share of the applicable Revolving Credit Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Credit Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c) Making Swing Loans.
So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4(b) [Swing Loan Request], fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 3:00 o’clock p.m. Philadelphia time on the Borrowing Date.
(d) Repayment of Loans. The Borrower shall repay the Loans together with all outstanding interest thereon on the Expiration Date. Except as set forth in the immediate following sentence, the Borrower shall also repay the Loans together with all outstanding interest thereon prior to any Loan Party making any principal payment on any Indebtedness for borrowed money which is unsecured or is subordinated to the Obligations, whereupon the Commitments shall terminate. Notwithstanding the immediately prior sentence the Loans shall not become due and payable and the Commitments shall not terminate solely due to the payment of principal of the Parent’s 3% Convertible Notes due 2025 solely as a result of the exercise of the repurchase option by any holder of such Convertible Notes on June 1, 2010, provided that the Leverage Ratio is 2.0 to 1.0 or less both before and after giving effect to such payment (a “Permitted Repayment”).
(e) Borrowings to Repay Swing Loans.
PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4(a) [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC Bank shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.5(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 6.2 [Each Loan or Letter of Credit] are then satisfied) by the time PNC Bank so requests, which shall not be earlier than 2:00 p.m. Philadelphia time on the Business Day next after the date the Lenders receive such notice from PNC.

2.6 Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount (a) of the Revolving Credit Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment of such Lender, and (b) of the Swing Loans made to it by PNC Bank, together with interest thereon, shall be evidenced by the Swing Loan Note, dated the Closing Date payable to the order of PNC Bank in the face amount of $15,000,000.00.
2.7 Use of Proceeds. The proceeds of the Loans shall be used for general corporate purposes, including working capital financing, financing capital expenditures and financing permitted acquisitions provided that except for a Permitted Repayment made when there exists no Event of Default or Potential Default the Borrower shall not use the proceeds of the Loans, directly or indirectly, to pay any Indebtedness for borrowed money of any Loan Party or any of their Subsidiaries.
2.8 Letter of Credit Subfacility.
(a) Issuance of Letters of Credit. The Borrower may at any time prior to the Expiration Date request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for Letters of Credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Promptly after receipt of any Letter of Credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 6 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (i) have a maximum maturity of (A) twelve (12) months from the date of issuance for standby Letters of Credit (but subject to clause (ii), any standby Letter of Credit may provide for annual renewals which may be automatic unless the Issuing Lender notifies the beneficiary that such Letter of Credit will not be renewed), or (B) one hundred eighty (180) days for trade, documentary or commercial Letters of Credit and (ii) in no event expire later than five (5) Business Days prior to the Expiration Date and provided further that in no event shall (1) the Letter of Credit Obligations exceed, at any one time, $20,000,000.00 (the “Letter of Credit Sublimit”) or (2) the Revolving Facility Usage exceed, at any time, the Revolving Credit Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it is in compliance with the preceding sentence and with Section 6 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. The Revolving Credit Commitments shall be available for the issuance of stand-by, documentary and commercial letters of credit.

(b) Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) computed at the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee computed at 0.125% per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of letters of credit.
(c) Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
(i) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon, Philadelphia time on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon, Philadelphia time, on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8(c)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii) Each Lender shall upon any notice pursuant to subsection (i) make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m., Philadelphia time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date, and (B) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in subsection (i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this subsection (ii).

(iii) With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by subsection (i), because of the Borrower’s failure to satisfy the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender shall make payment to the Administrative Agent for the account of the Issuing Lender as set forth in subsection (ii) and such payment shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8(c).
(d) Repayment of Participation Advances.
(i) Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (A) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
(ii) If the Administrative Agent or the Issuing Lender is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.8 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
(e) Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f) Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
(g) Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8(c) [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:
(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], Section 2.5 [Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans] or Section 6.2 [Each Loan and Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8(c) [Disbursements, Reimbursement];
(iii) any lack of validity or enforceability of any Letter of Credit;
(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(x) any breach of this Agreement or any other Loan Document by any party thereto;
(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h) Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (i) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority or a material breach of Issuing Lender’s obligations hereunder with respect thereto.
(i) Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or the its Affiliates, as applicable, including any act or omission of any governmental authority, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (A) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (B) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (C) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (D) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (E) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (F) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.
(j) Issuing Lender Reporting Requirements. The Issuing Lender shall, on the first business day of each month, provide to Administrative Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
3. INTEREST RATES.
3.1 Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 4.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

(a) Revolving Credit Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
(i) Revolving Credit Base Rate Option. A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii) Revolving Credit LIBOR Rate Option. A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.
(b) Swing Line Interest Rate. Only the Base Rate Option shall apply to the Swing Loans.
(c) Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
3.2 Interest Periods. At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:
(a) Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $100,000.00 and not less than $1,000,000.00; and
(b) Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
3.3 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:
(a) Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8(b) [Letter of Credit Fees] or Section 3.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum at the direction of Required Lenders;

(b) Other Obligations. At the direction of Required Lenders each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2% per annum from the time such Obligation becomes due and payable and until it is paid in full; and
(c) Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.
3.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.
(a) Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:
(i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or
(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 3.4(c) [Administrative Agent’s and Lender’s Rights].
(b) Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:
(i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
(ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 3.4(c)  [Administrative Agent’s and Lender’s Rights].

(c) Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 3.4(a) [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.4(b) [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 3.4(a) [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 3.4(b) [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 4.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.6 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
3.5 Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.
4. PAYMENTS.
4.1 Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans, for the accounts of the Issuing Bank and/or the ratable accounts of the Lenders (as provided in Section 2.8 [Letter of Credit Subfacility] with respect to payments respecting Letter of Credit Obligations and fees payable under such Section, for the ratable accounts of the Lenders with respect to the Revolving Credit Loans and for the account of the Administrative Agent with respect to the Administrative Agent’s Fee in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute any such amounts payable to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

4.2 Pro Rata Treatment of Lenders. Each borrowing shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent’s Fee and fronting or administrative fees charged by the Issuing Lender) or amounts due from the Borrower hereunder to the Lenders with respect to the Loans, shall (except as provided in Section 3.4(c) [Administrative Agent’s and Lender’s Rights], Section 4.6(b) [Replacement of a Lender] or Section 4.8 [Increased Costs]) be made in proportion to the applicable Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Lender. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC Bank according to Section 2.5 [Making Revolving Credit Loans and Swing Loans; Presumption by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowing to Repay Swing Loans].
4.3 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Ratable Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii) the provisions of this Section 4.3 shall not be construed to apply to (A) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 4.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
4.4 Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
4.5 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 4.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).
4.6 Voluntary Prepayments; Reduction of Revolving Credit Commitments.
(a) Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.6(b) [Replacement of a Lender] below, in Section 4.8 [Increased Costs] and Section 4.10 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or no later than 12:00 p.m., Philadelphia time, on the date of prepayment of Swing Loans, setting forth the following information:
(i) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans; and
(iii) the total principal amount of such prepayment, which shall not be less than $100,000.00 for any Swing Loan or $250,000.00 for any Revolving Credit Loan.
All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4(c) [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.10 [Indemnity].
(b) Replacement of a Lender. In the event any Lender (i) gives notice under Section 3.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 4.8 [Increased Costs], or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 4.9 [Taxes], (iii) is a Non-Complying Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 10.1 [Modifications, Amendments or Waivers] then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(A) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.8 [Successors and Assigns];
(B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(C) in the case of any such assignment resulting from a claim for compensation under Section 4.8(a) [Increased Costs Generally] or payments required to be made pursuant to Section 4.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(D) such assignment does not conflict with applicable Law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c) Termination or Reduction of Revolving Credit Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitments, or from time to time permanently reduce the Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000.00 or a whole multiple of $1,000,000.00 in excess thereof , (iii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Facility Usage would exceed the Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Commitment exceeds the amount of the Revolving Credit Commitments, each shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Credit Commitments. The amount of any such Revolving Credit Commitment reduction shall not be applied to the Swing Line pro rata or the Letter of Credit Sublimit unless otherwise specified by the Borrower or required by clause (iv). Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Lender pro rata. All fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.
4.7 Mandatory Prepayments.
(a) Sale of Assets. Within five (5) Business Days of any sale of assets authorized by Section 7.2(g) [Disposition of Assets or Subsidiaries] for a purchase price (when added to the purchase price of other assets sold during the same fiscal year) equal to or in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00), the Borrower shall make a mandatory prepayment of principal (and simultaneous reduction of Revolving Credit Commitments) equal to after-tax proceeds of such sale (as estimated in good faith by the Borrower) net of any such proceeds used within 365 days of such sale for the purchase of property of a kind and use similar to the property sold. The Borrower shall also pay simultaneously with such prepayment accrued interest on any principal amount of the Loans prepaid under this clause (a).
(b) Material Recovery Event. Within five (5) Business Days following any receipt by a Loan Party of property or casualty insurance proceeds or condemnation award proceeds, (when added to other such proceeds received during the same fiscal year), equal or exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00), if the recovered proceeds are not intended by such Loan Party to be used within 365 days for the repair, replacement or restoration of damaged property (or on such 365th day if the Borrower intended to use such proceeds for such repair, replacement or restoration but fails to do so within such 365-day period), the Borrower shall make a mandatory prepayment of principal (and simultaneous reduction of Revolving Credit Commitments) equal to such proceeds not intended to be so used, or not so used (as the case may be), together with accrued interest on such principal amount.

(c) Additional Indebtedness. In the event that any Loan Party incurs Indebtedness for borrowed money (other than Indebtedness permitted under clauses (ii), (iii), (iv), (v) or (vii) of Section 7.2(a), upon such incurrence the Borrower shall make a mandatory prepayment of principal (and simultaneous reduction of Revolving Credit Commitments) equal to the net proceeds of such Indebtedness together with accrued interest on such principal amount.
(d) Equity Issuance. In the event of any private placement or public sale of equity by any Loan Party, the Borrower shall make a mandatory prepayment of principal equal to the proceeds of such equity issuance (net of reasonable costs and expenses of such issuance paid or payable to unrelated third parties) to the extent any such proceeds are not used to directly finance an acquisition of all of the ownership interest or all or substantially all of the assets of a Person permitted under Section 7.2(f) [Liquidations, Mergers, Consolidations, Acquisitions], together with accrued interest on such principal amount. Notwithstanding the foregoing, no mandatory prepayment shall be required under this subsection for the issuance of shares solely for the purpose of covering the exercise of employee options or warrants.
(e) Application Among Interest Rate Options. All prepayments required pursuant to this Section 4.7 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a LIBOR Rate Option. In accordance with Section 4.10 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable Interest Period.
4.8 Increased Costs.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
(ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.9 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or
(iii) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Section 4.8(a) [Increased Costs Generally] or Section 4.8(b) [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.9 Taxes.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.
(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 4.9(a) [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.
(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Official Body, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of any such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the United States Income Tax Regulations. Further, the Administrative Agent is indemnified under §1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii) duly completed copies of IRS Form W-8ECI,
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of IRS Form W-8BEN, or
(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
4.10 Indemnity. In addition to the compensation or payments required by Section 4.8 [Increased Costs] or Section 4.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain Loans subject to a LIBOR Rate Option) which such Lender sustains or incurs as a consequence of any
(a) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
(b) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.6 [Voluntary Prepayments], or
(c) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower in writing of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
4.11 Settlement Date Procedures.
In order to minimize the transfer of funds between the Lenders and the Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC Bank may make Swing Loans as provided in Section 2.1(c) [Swing Loan Commitment] hereof during the period between Settlement Dates. Not later than 11:00 a.m. on each Settlement Date, the Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). Prior to 2:00 p.m., Philadelphia time, on such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.5 [Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowing to Repay Swing Loans]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the borrower to the Administrative Agent with respect to the Revolving Credit Loans.
4.12 Interbank Market Presumption. For all purposes of this Agreement and each Note with respect to any aspects of the LIBOR Rate, or any Loan under the LIBOR Rate Option, each Lender and the Administrative Agent shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the London interbank market regardless whether it did so or not; and, each Lender’s and the Administrative Agent’s determination of amounts payable under, and actions required or authorized by, Section 4.10 [Indemnity] shall be calculated, at each Lender’s and the Administrative Agent’s option, as though each Lender and the Administrative Agent funded each Borrowing Tranche of Loans under the LIBOR Rate Option through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the LIBOR Rate applicable to such Loans, whether in fact that is the case.

5. REPRESENTATIONS AND WARRANTIES.
5.1 Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
(a) Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 5.1(a) and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1(n) [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.
(b) Subsidiaries and Owners; Investment Companies. Schedule 5.1(b) states (i) the name of each of the Parent’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the amount, percentage and type of each equity interest in the Borrower (the “Borrower Equity Interests”), all of which is owned by the Parent, (iii) the name of each other Loan Party, its jurisdiction of organization, and whether such Loan Party is a public company, and, if not, the owners and ownership percentages of the equity of such Loan Party and (iv) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clauses (i), (ii) or (iii) (collectively the “Equity Interests”). The Loan Parties have good and marketable title to all of the Equity Interests they purport to own, free and clear in each case of any Lien and all such Equity Interests been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”
(c) Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms except to the extent that enforceability of any Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the rights of specific performance.

(d) No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents.
(e) Litigation. Except as set forth on Schedule 5.1(e), there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate could reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.
(f) Financial Statements.
(i) Historical Statements. The Loan Parties have delivered to the Administrative Agent copies of their audited consolidated year-end financial statements for and as of the fiscal year ended December 31, 2006. In addition, the Loan Parties have delivered to the Administrative Agent copies of their unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended September 30, 2007 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Parent’s management, are correct and complete and fairly represent in all material respects the consolidated financial condition of the Loan Parties as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.
(ii) Accuracy of Financial Statements. No Loan Party has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Loan Party which may cause a Material Adverse Change. Since December 31, 2006, no Material Adverse Change has occurred.

(g) Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
(h) Full Disclosure. Neither this Agreement nor any other Loan Document, nor any written certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.
(i) Taxes. All federal, state, and material local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
(j) Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without, to the best of the knowledge of the Loan Parties, conflict with the rights of others which could reasonably be expected to result in a Material Adverse Change.

(k) Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Lenders pursuant to the Patent, Trademark and Copyright Assignment, the Pledge Agreement and the Security Agreement (collectively, the “Collateral Documents”) constitute and will continue to constitute a Prior Security Interest. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.
(l) Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.
(m) ERISA Compliance. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter or an application for such a letter from the IRS is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur; no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(n) Environmental Matters. Each Loan Party is and, to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been in material compliance with applicable Environmental Laws except as disclosed on Schedule 5.1(n); provided that such matters so disclosed could not in the aggregate result in a Material Adverse Change.
5.2 Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion acting in good faith, shall have accepted in writing such revisions or updates to such Schedule.

6. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT.
The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
6.1 First Loans and Letters of Credit.
(a) Deliveries. On the Closing Date (except as expressly set forth below), the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:
(i) A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that the Loan Parties are in compliance with each of its representations, warranties, covenants and conditions hereunder and no Event of Default or Potential Default exists and no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent.
(ii) A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (B) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business.
(iii) This Agreement and each of the other Loan Documents signed by an Authorized Officer and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral; provided that the Loan Parties agree to take all action to perfect, at the Loan Parties’ cost, the Administrative Agent’s lien in sixty five percent (65%) of the equity in first tier Foreign Subsidiaries pursuant to the Pledge Agreement within ninety (90) days after the Closing Date or such longer period of time agreed to by the Administrative Agent.
(iv) A written opinion of counsel for the Loan Parties, dated the Closing Date and as to the matters set forth in Schedule 6.1(a).
(v) Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured, mortgagee and lender loss payee.
(vi) A duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date, signed by an Authorized Officer of the Borrower;

(vii) Copies of all material consents required to effectuate the transactions contemplated hereby;
(viii) A Lien search in acceptable scope and with results acceptable to the Administrative Agent showing the Liens in favor of the Administrative Agent to be a Prior Security Interest, provided that the Loan Parties agree to provide the Administrative Agent with a Lien search of the real properties owned by any of the Loan Parties or their Subsidiaries within ninety (90) days of the Closing Date, showing no Liens against any such real estate except for Permitted Liens;
(ix) Use commercially reasonable efforts to obtain an executed landlord’s waiver in form and substance acceptable to the Administrative Agent from the lessor for each leased Collateral location as required under the Security Agreement;
(x) Financial statements of the Loan Parties as of September 30, 2007, which shall disclose a minimum EBITDA for the prior twelve months of not less than $40,000,000.00, and shall otherwise be satisfactory to the Administrative Agent and the Lenders; and
(xi) such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.
(b) Payment of Fees. The Borrower shall have paid all fees payable on or before the Closing Date.
(c) Completion of Due Diligence. Each of the Administrative Agent and the Lenders shall have completed its due diligence on the Loan Parties and shall be satisfied with the results thereof, including without limitation, with respect to creditworthiness, ERISA matters, Environmental Law matters, and labor and employment matters.
6.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing any Letters of Credit and after giving effect to the proposed extensions of credit: the representations, warranties and covenants of the Loan Parties shall then be true in all material respects and no Event of Default or Potential Default shall have occurred and be continuing; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; and the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.
7. COVENANTS.
The Loan Parties, jointly and severally, covenant and agree that until Payment in Full, the Loan Parties shall comply at all times with the following covenants:
7.1 Affirmative Covenants.
(a) Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly (i) required by subsection (j) of this Section 7.1, or (ii) permitted in Section 7.2(f) [Liquidations, Mergers, Etc.].

(b) Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
(c) Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. The Loan Parties shall comply with the covenants and provide the endorsement set forth on Schedule 7.2(c) relating to property and related insurance policies covering the Collateral.
(d) Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.
(e) Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.
(f) Keeping of Records and Books of Account. Each Loan Party shall maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

(g) Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 7.1(g) if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.7 [Use of Proceeds] and as permitted by applicable Law.
(h) Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem reasonably necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral. Without limiting the generality of the foregoing, the Loan Parties shall continue to use commercially reasonable efforts to obtain (i) executed landlord’s waivers in form and substance acceptable to the Administrative Agent from the lessors of Collateral locations now or hereafter leased, as required by the Security Agreement, and (ii) executed account control agreements in form and substance acceptable to the Administrative Agent from each financial institution, other than the Administrative Agent, at which any Loan Party maintains a deposit account if required in writing by the Administrative Agent.
(i) Anti-Terrorism Laws. None of the Loan Parties is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws.
(j) Merger of Certain Subsidiaries. Within ninety (90) days after the Closing Date the Loan Parties shall cause (i) GSI Investco, Inc. to be dissolved, and (ii) IMS Holding Company, Newroads BPOI, Inc., Quikpak, Inc. and Interactive Marketing Services Incorporated to be each merged into GSI Legacy Holdings, Inc. or such other Loan Party as is acceptable to the Administrative Agent in its reasonable judgment.
7.2 Negative Covenants.
(a) Indebtedness. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(i) Indebtedness under the Loan Documents;
(ii) Existing Indebtedness as set forth on Schedule 7.2(a) (including any extensions, refinancings or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.2(a);

(iii) Capitalized and operating leases as and to the extent permitted under Section 7.2(n) [Capital Expenditures and Leases];
(iv) Indebtedness secured by Purchase Money Security Interests not exceeding $5,000,000.00;
(v) Indebtedness of a Loan Party to another Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement;
(vi) Indebtedness for borrowed money which is subordinated to the Obligations pursuant to a subordination agreement on terms and conditions satisfactory to the Administrative Agent in its sole discretion, or unsecured Indebtedness for borrowed money, in each case having no principal due until after December 31, 2013, and otherwise with terms satisfactory to the Administrative Agent, provided that proceeds of any such Indebtedness are applied as a prepayment pursuant to Section 4.7(c) [Additional Indebtedness]; and
(vii) Any (A) Lender Provided Interest Rate Hedge, (B) other Interest Rate Hedge approved by the Administrative Agent, for or (c) Indebtedness under any Other Lender Provided Financial Services Product.
(b) Liens. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
(c) Guaranties. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person except with respect to Indebtedness of a Loan Party permitted under Section 7.2(a) [Indebtedness].
(d) Loans and Investments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:
(i) trade credit extended on usual and customary terms in the ordinary course of business;
(ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;
(iii) Permitted Investments;
(iv) loans, advances and investments in other Loan Parties;

(v) investments existing on the Closing Date as described on Schedule 7.2(d); and
(vi) other investments (not otherwise prohibited by Section 7.2(f) [Liquidation, Mergers, Consolidations, Acquisitions], Section 7.2(h) [Affiliate Transactions] or Section 7.2(i) [Subsidiaries, Partnerships and Joint Ventures]) provided that (A) at the time of any such investment there exists no Event of Default or Potential Default; (B) if such investment had occurred during the fiscal quarter last ended, the Loan Parties would have been in compliance with all of the terms and conditions of this Agreement, including Section 7.2(n) [Capital Expenditures and Leases] and Section 7.2(q) [Minimum Liquidity]; (c) if such investment had occurred during the fiscal quarter last ended, the Leverage Ratio would have been equal to or less than 2.0 to 1.0; and (d) the aggregate amount of such investments, (computed for each investment at the time such investment is made) shall not exceed 20% of the Loan Parties’ Consolidated Net Worth.
(e) Dividends and Related Distributions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except dividends or other distributions payable to another Loan Party.
(f) Liquidations, Mergers, Consolidations, Acquisitions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person; provided that (i) any Loan Party other than the Borrower may consolidate with or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties; (ii) any Loan Party may be liquidated if such Loan Party has no assets or liabilities; and (iii) any Loan Party shall be entitled to acquire by purchase or by merger all of the ownership interest, or substantially all of the assets, of a Person as long as each of the following requirements are met
(A) there does not then, or immediately after such acquisition, exist any Potential Default or Event of Default;
(B) if any Loan Party acquires the ownership interests in a Person, such Person shall execute a Guarantor Joinder and other documents and join this Agreement simultaneously with such acquisition, as contemplated by Section 7.2(i) [Subsidiaries, Partnerships and Joint Ventures];
(C) the boards of directors of the Loan Party acquiring a Person and the Person which is being acquired each approving such acquisition, and certified copies thereof shall have been delivered to the Administrative Agent;

(D) the business acquired shall be substantially the same as or complementary to one or more lines of business conducted by the Loan Parties prior to such acquisition;
(E) the Loan Parties shall deliver to the Administrative Agent not less than five (5) Business Days prior to such acquisition, evidence and a certification thereto, all in form and substance acceptable to the Administrative Agent (1) that, if such acquisition had occurred during the fiscal quarter last ended, the Loan Parties would have been in compliance with all of the terms and conditions of this Agreement, including Section 7.2(n) [Capital Expenditures and Leases], and Section 7.2(q) [Minimum Liquidity], and (2) that if such acquisition had occurred during the fiscal quarter last ended, the Leverage Ratio would have been equal to or less than 2.0 to 1.0; and
(F) the Loan Parties shall deliver to the Administrative Agent not less than five (5) Business Days prior to such acquisition, copies of any agreements entered into or proposed to be entered into in connection therewith and shall deliver to the Administrative Agent such other information as it may request, all such agreements and information shall be reasonably satisfactory to the Administrative Agent.
(g) Dispositions of Assets or Subsidiaries. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:
(i) transactions involving the sale of inventory in the ordinary course of business;
(ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;
(iii) any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party;
(iv) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of Section 7.2(n) [Capital Expenditures and Leases]; provided such substitute assets are subject to the Prior Security Interest in favor of the Administrative Agent; or
(v) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, which is approved by the Required Lenders so long as the after-tax proceeds (as reasonably estimated by the Borrower) are applied as a mandatory prepayment of the Loans in accordance with the provisions of Section 4.7(a) [Sale of Assets] above.

(h) Affiliate Transactions. No Loan Parties shall, and no Loan Party shall permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Administrative Agent and is in accordance with all applicable Law.
(i) Subsidiaries, Partnerships and Joint Ventures. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to own or create directly or indirectly any Domestic Subsidiaries other than (i) any Domestic Subsidiary which has joined this Agreement as Guarantor on the Closing Date; (ii) 935 HQ Associates, LLC, provided that it owns no assets other than the land and improvements constituting 935 First Avenue, King of Prussia, PA 19406; (iii) Dolphin Acquisition Corporation, provided that it shall own no assets and shall either be (A) dissolved or merged into a Loan Party or (B) execute a Guarantor Joinder and otherwise take the steps set forth in clause (iv) to become a Guarantor hereunder by no later than July 11, 2008; and (iv) any Domestic Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor by delivering to the Administrative Agent (A) a signed Guarantor Joinder; (B) documents in the forms described in Section 6.1 [First Loans and Letters of Credit] modified as appropriate; and (C) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Lenders in the equity interests of, and Collateral held by, such Subsidiary. No Loan Party shall become or agree to become a party to a Joint Venture, unless otherwise permitted under Section 7.2(d) [Loans and Investments].
(j) Continuation of or Change in Business. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in any business that is not similar or complementary to the business in which they engage as of the Closing Date, and such Loan Party or Subsidiary shall not permit any material change in such business.
(k) Fiscal Year. The Parent shall not, and shall not permit Borrower or any other Loan Party to, change its fiscal year end from the Saturday nearest to December 31st.
(l) Issuance of Stock. No Loan Party (other than the Parent) shall, and no Loan Party shall permit any of its Subsidiaries to, issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof other than the issuance of capital stock by one Loan Party to another Loan Party provided that such capital stock shall be subject to the Pledge Agreement and all certificates evidencing such capital stock shall be delivered immediately upon issuance to the Administrative Agent together with stock powers executed in blank.
(m) Changes in Organizational Documents. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least thirty (30) calendar days’ prior written notice to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.

(n) Capital Expenditures and Leases. No Loan Parties shall, and no Loan Party shall permit any of its Subsidiaries to, make any payments exceeding in the aggregate in any fiscal year the following on account of the purchase or lease of any assets which if purchased would constitute fixed assets or which if leased would constitute a capitalized lease:

Fiscal Year Ended December 31,	Maximum Amount
2007	$75,000,000.00
2008	90,000,000.00
2009	90,000,000.00
2010	115,000,000.00
2011	115,000,000.00
2012	115,000,000.00
(o) Minimum Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended, to be less than 2.0 to 1.0.
(p) Maximum Leverage Ratio. The Loan Parties shall not at any time permit the Leverage Ratio to exceed 2.5 to 1.0.
(q) Minimum Liquidity. The Loan Parties shall not permit cash and Cash Equivalents to be less than $30,000,000.00 as of the end of any fiscal quarter, of which not less than $25,000,000.00 shall be owned by the Parent, the Borrower and/or the Domestic Subsidiaries and maintained in the United States.
(r) Foreign Subsidiaries. The Loan Parties shall not permit more than the following portion of their consolidated total assets to be owned by Foreign Subsidiaries:

Maximum Percentage	Period

25%	Through fiscal year end 2009

35%	During fiscal year 2010 and through fiscal year end 2011

40%	after fiscal year end 2011
7.3 Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders.
(a) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Parent, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Parent as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

(b) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, financial statements of the Parent consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.
(c) Certificate of the Borrower. Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Section 7.3(a) [Quarterly Financial Statements] and Section 7.3(b) [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 7.3(c).
(d) Notices
(i) Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.
(ii) Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $1,000,000.00 or which if adversely determined would constitute a Material Adverse Change.
(iii) Organizational Documents. Within the time limits set forth in Section 7.2(m) [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party.
(iv) Erroneous Financial Information. Immediately in the event that any Loan Party or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.
(v) ERISA Event. Immediately upon the occurrence of any ERISA Event.

(vi) Other Reports. Promptly upon their becoming available to any Loan Party or filed with the Securities and Exchange Commission:
(A) Annual Budget. The annual budget, any forecasts or projections of the Borrower and the other Loan Parties and any supplements or updates thereto, to be supplied with the annual financial statements required under Section 7.3(b) [Annual Financial Statements] and at such times as the Administrative Agent may reasonably require, from time to time.
(B) Management Letters. Any reports including management letters submitted to the Borrower or any other Loan Party by independent accountants in connection with any annual, interim or special audit,
(C) SEC Reports; Shareholder Communications. Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by any Loan Party with the Securities and Exchange Commission.
(D) Accretive Integration Costs. Reports and schedules in such detail as the Administrative Agent may reasonably require, of the costs incurred with respect to the integration of Accretive Commerce Inc., both for the fiscal quarter then ended and on a cumulative basis since its acquisition, which shall be delivered with the quarterly financial statements submitted pursuant to Section 7.3(a) [Quarterly Financial Statements].
(E) Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.
8. DEFAULT.
8.1 Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
(a) Payments Under Loan Documents. The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation or any interest on any Loan , Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents on the date on which such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;
(b) Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
(c) Breach of Negative Covenants or Visitation Rights. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.1(e) [Visitation Rights] or Section 7.2 [Negative Covenants];

(d) Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) Business Days;
(e) Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $1,000,000.00 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend, or if there occurs any “Fundamental Change” under the Indenture dated as of July 2, 2007, between the Parent and The Bank of New York, as trustee, providing for the issuance of the Parent’s 2.50% Convertible Senior Notes due 2027, or a “Designated Event” under the Indenture dated as of June 1, 2005 between the Parent and JP Morgan Chase Bank, NA as trustee providing for the issuance of the Parent’s 3% Convertible Notes due 2025, or any other event under either such Indenture which entitles either trustee or any noteholder to accelerate repayment of any notes issued under either such Indenture, other than an event that gives rise to a Permitted Payment;
(f) Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $1,000,000.00 in the aggregate shall be entered against any Loan Party or any Subsidiary of any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;
(g) Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Loan Party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby except if resulting solely from the Administrative Agent’s failure to file UCC-3 continuation statements in a timely manner;
(h) Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $1,000,000.00 or the Collateral or any material portion of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;
(i) Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000.00 or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000.00;

(j) Change of Control.
(i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) other than those shareholders identified on Schedule 8.1(j) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 25.5% or more of the voting capital stock of the Parent; (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Parent on the first day of such period (together with any new directors whose election by the board of directors or nomination for election by the shareholders was approved by a vote of the majority of directors then still in office who were either directors as of the first day of the period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of the Parent; or (iii) the Parent ceases to own 100% of the Borrower Equity Interests.
(k) Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action (other than action to dismiss such Relief Proceeding) in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be solvent or admits in writing its inability to pay its debts as they mature.
8.2 Consequences of Event of Default.
(a) Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 8.1(a) through (j) shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and, upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

(b) Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 8.1(k) [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
(c) Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 4.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
(d) Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:
(i) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing Other Lender Provided Financial Services Obligations or agreements evidencing Lender Provided Interest Rate Hedges, whether of principal, interest, fees, expenses or otherwise and to cash collateralize the Letter of Credit Obligations, in such manner as the Administrative Agent may determine in its discretion; and
(iii) the balance, if any, as required by Law.
9. THE ADMINISTRATIVE AGENT
9.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders”, unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1 [Modifications, Amendments or Waivers] and Section 8.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Section 6 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
If PNC Bank resigns as Administrative Agent under this Section 9.6, PNC Bank shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC Bank as the retiring Issuing Lender and Administrative Agent and PNC Bank shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC Bank, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC Bank to effectively assume the obligations of PNC Bank with respect to such Letters of Credit.

9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.8 Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.
9.9 Authorization to Release Collateral and Guarantors. The Lenders and Issuing Lenders authorize the Administrative Agent to release (a) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 7.2(g) [Disposition of Assets or Subsidiaries] or Section 7.2(f) [Liquidations, Mergers, Consolidations, Acquisitions], and (b) any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 7.2(g) [Disposition of Assets or Subsidiaries] or Section 7.2(f) [Liquidations, Mergers, Consolidations, Acquisitions].
9.10 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

10. MISCELLANEOUS.
10.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
(a) Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;
(b) Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;
(c) Release of Collateral or Guarantor. Except for sales of assets permitted by Section 7.2(g) [Disposition of Assets or Subsidiaries], release all or substantially all of the Collateral or any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Complying Lenders; or
(d) Miscellaneous. Amend Section 4.2 [Pro Rata Treatment of Lenders], Section 9.3 [Exculpatory Provisions, Etc.] or Section 4.3 [Sharing of Payments by Lenders] or this Section 10.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Complying Lenders;
provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in subsections (a) through (d) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 4.6(b) [Replacement of a Lender].
10.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

10.3 Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties provided that as long as there exists no Event of Default or Potential Default, the Borrower shall not be obligated to pay more than $15,000.00 in any fiscal year for expenses incurred under this clause (iv).
(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.3(a) [Costs and Expenses] or Section 10.3(b) [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 10.3(b) [Indemnification by the Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e) Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
10.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5 Notices; Effectiveness; Electronic Communication.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.5(b) [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.5(b) [Electronic Communications], shall be effective as provided in such Section.
(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
10.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
10.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Section 10.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment in Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment in Full.

10.8 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.8(b) [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 10.8(d) [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8(f) [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8(d) [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in clause (i)(A) of this subsection (b), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000.00, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iv) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(vi) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.00, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(vii) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(ix) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.8(c) [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 4.8 [Increased Costs], and Section 10.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.8(d) [Participations].

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Section 10.1(a) [Increase of Commitment, Etc.], Section 10.1(b) [Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment], or Section 10.1(c) [Release of Collateral or Guarantor]). Subject to Section 10.18(e) [Limitations upon Participant Rights Successors and Assigns Generally], the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and Section 4.8 [Increased Costs] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.8(b) [Assignments by Lenders]. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.2(c) [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 4.3 [Sharing of Payments by Lenders] as though it were a Lender.
(e) Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Section 4.8 [Increased Costs], Section 4.9 [Taxes] or Section 10.3 [ Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.9 [Taxes] unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.9(e) [Status of Lenders] as though it were a Lender.

(f) Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
10.9 Confidentiality.
(a) General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b) Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 10.9(a) [General].

10.10 Counterparts; Integration; Effectiveness.
(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 6 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a) Governing Law This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to is conflict of laws principles.
(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.12 USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

ATTEST:	GSI COMMERCE SOLUTIONS, INC.

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary	Title: EVP, Finance and CFO

GUARANTORS:

ATTEST:	GSI COMMERCE, INC.

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary	Title: EVP, Finance and CFO

ATTEST:	935 KOP ASSOCIATES, LLC
BY: GSI COMMERCE, INC., its sole member and manager

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary,	Title: EVP, Finance and CFO
GSI Commerce, Inc.

ATTEST:	1075 FIRST GLOBAL ASSOCIATES, LLC
	BY:	GSI COMMERCE, INC., its sole member and manager

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary,	Title: EVP, Finance and CFO
GSI Commerce, Inc.

ATTEST:	GSI LEGACY HOLDINGS, INC.

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary	Title: EVP, Finance and CFO
Signature Page to Credit Agreement

ATTEST:	ASFD, INC.

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary	Title: EVP, Finance and CFO

ATTEST:	GSI COMMERCE CALL CENTER, INC.

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary	Title: EVP, Finance and CFO

ATTEST:	GSI COMMERCE SOUTH, INC.

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary	Title: EVP, Finance and CFO

ATTEST:	GSI EQUIPMENT, INC.

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary	Title: EVP, Finance and CFO

ATTEST:	7601 TRADE PORT DRIVE, LLC
BY: GSI COMMERCE SOLUTIONS, INC., its sole member and manager

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary,	Title: EVP, Finance and CFO
GSI Commerce Solutions, Inc.

ATTEST:	ONLINE DIRECT, INC.

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary	Title: President
Signature Page to Credit Agreement

ATTEST:	PROMOTIONS DISTRIBUTOR SERVICES CORPORATION

/s/ Jonathan Schoenfeld	By:	/s/ Michael R. Conn

Jonathan Schoenfeld, Assistant Secretary	Title: President
Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ John M. Dinapoli

Name: John M. Dinapoli Title: Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ Michael Strigel

Name: Michael Strigel Title: Vice President
Signature Page to Credit Agreement

HSBC BANK USA, NA

By:	/s/ Susan A. Waters

Name: Susan A. Waters Title: Vice President
Signature Page to Credit Agreement

SOVEREIGN BANK

By:	/s/ Dennis Wasilewski

Name: Dennis Wasilewski Title: Senior Vice President
Signature Page to Credit Agreement